Exhibit 23.3

Consent of Independent Accountants

NorthStar Realty Europe Corp.
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 30, 2015 relating to the combined statement of revenues and certain expenses of SEB Portfolio, which appears in NorthStar Realty Europe Corp.'s Registration Statement on Form S-11 (File No. 333-205440).
/s/ PricewaterhouseCoopers, Société coopérative
Luxembourg
October 23, 2015